Contacts:
Justin Renz	Gina Nugent
Senior Vice President, CFO	IRO
Zalicus Inc.	Zalicus Inc.
617-301-7575	857-753-6562
JRenz@zalicus.com	gnugent@zalicus.com

ZALICUS REPORTS FINANCIAL RESULTS FOR THE THIRD QUARTER 2010

-- Solid Product Development Progress --

CAMBRIDGE, Mass. – November 10, 2010 – Zalicus Inc. (NASDAQ: ZLCS) today reported financial results for the third quarter ended September 30, 2010.

“We made solid product development progress this quarter,” commented Mark H.N. Corrigan, MD, President and CEO of Zalicus. “We finalized our development plans for Synavive, and also related to Synavive, we were awarded a Therapeutic Discovery Project grant to help fund Synavive development going forward. Our most promising Ion channel leads are in preclinical development with the goal of moving one or more into clinical development for pain in early 2011. And finally, the power of our combination high throughput discovery platform to generate potentially interesting oncology leads was highlighted at two oncology research meetings this Fall, further supporting the value of employing a systematic combination screening approach to identify novel product candidates.”

Third Quarter 2010 and Recent Accomplishments:

·	Zalicus has finalized the development strategy for Synavive™ and after consultation with the FDA is planning to initiate Phase 2b development in rheumatoid arthritis (RA) in early 2011. Prior to selecting RA, Zalicus conducted a series of interviews with key opinion leaders, practicing rheumatologists, primary care doctors and managed care personnel to fully explore the potential benefits of moving into RA as an initial indication for Synavive. Based on their feedback, RA is the most attractive choice on a number of fronts including current medical practice in which there is already a high prevalence of glucocorticoid use in RA to combat inflammation and restore function, as well as the unmet need for less expensive, easier to access options to biologic therapy. Beyond RA, Synavive has potential in other steroid-responsive diseases such as polymyalgia rheumatica (PMR), lupus (SLE) and ulcerative colitis (Crohn’s) as well as a replacement to NSAIDs and COXIB’s in osteoarthritis.

·	Also related to Synavive, Zalicus was awarded a Therapeutic Discovery Project grant of approximately $244,000. The grant, which targets therapeutic discovery projects that show potential to result in new therapies to treat areas of unmet medical need or treat chronic or acute diseases and conditions potentially resulting in reduced health care costs, was awarded to Zalicus to help fund the further clinical development of Synavive, a clinical-stage product candidate in development for immuno-inflammatory diseases such as rheumatoid arthritis.

·	Zalicus’s Ion channel research efforts were presented at the WorldPharma 2010 Conference in Copenhagen in July by Terrance Snutch, Ph.D., Zalicus’s Chief Scientific Officer and a recognized leader in the field of Ion channel drug discovery. In his talk, Dr. Snutch described the novel mechanism of action of one of Zalicus’s Ion channel blockers for the attenuation of pain signals through the blockade of T-type calcium and sodium channels.

·	Novel synergistic drug combinations for the treatment of cancer were presented at two important

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com oncology research meetings this quarter; the Targeted Cancer Therapies World Europe 2010 meeting in September and the ASCO-NCI-EORTC Molecular Markers meeting in October. While not a core therapeutic area of focus for Zalicus, this data, which was generated with our combination high-throughput screening (cHTS™) technology, supports the rationale for employing a systematic combination screening approach to the discovery of novel cancer targets and the premise that sequencing of drug combinations can yield greater synergy and overcome resistance. Zalicus is continuing to leverage the power of its proprietary cHTS technology through research collaborations with biopharmaceutical companies such as our ongoing oncology research collaboration with Novartis. In addition, data on Zalicus’s discovery of novel A2A agonist oncology programs for the treatment of multiple myeloma and other B-cell malignancies will be highlighted at the 52nd Annual Meeting of the American Society of Hematology in Orlando, FL on December 4-7, 2010.

Third Quarter 2010 Financial Results (Unaudited):

As of September 30, 2010, Zalicus had cash, cash equivalents, restricted cash and short-term investments of $48.6 million compared to $52.2 million on June 30, 2010.

Total revenue was $1.2 million in the third quarter of 2010 compared to $2.7 million reported in the third quarter of 2009. This decrease was primarily due to the completion of certain cHTS research collaborations in 2009. Zalicus recognized approximately $0.1 million in royalty revenue from Covidien based on Exalgo™ sales for the quarter ended September 30, 2010. As this is the second quarter of Exalgo sales since commercial launch in April of 2010, we expect Exalgo royalty revenue to continue to fluctuate on a quarterly basis.

Net loss for the quarter ended September 30, 2010 was $11.4 million, or ($0.13) per share, as compared to net loss of $8.3 million, or ($0.24) per share in the third quarter of 2009. Stock-based compensation expense was approximately $0.5 million in the third quarter of 2010, as compared to $0.6 million in the third quarter of 2009. The third quarter ended September 30, 2010 also included $4.7 million of amortization expense associated with the Exalgo intangible asset.

Research and development expense totaled $5.1 million in the third quarter of 2010 compared to $4.9 million in the third quarter of 2009.

General and administrative expense was $2.8 million in the third quarter of 2010 compared to $3.6 million in the third quarter of 2009. The decrease was primarily due to a decrease in legal and consulting fees related to the merger with Neuromed.

About Zalicus

Zalicus Inc. (NASDAQ: ZLCS) is a biopharmaceutical company that discovers and develops novel treatments for patients suffering from pain and immuno-inflammatory diseases. Zalicus applies its selective Ion channel modulation platform and its combination high throughput screening capabilities to discover innovative therapeutics for itself and its collaborators in the areas of pain, inflammation, oncology and infectious disease. To learn more about Zalicus, please visit www.zalicus.com.

Forward-Looking Statement:

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 concerning Zalicus, the product Exalgo™ and its ability to generate future royalty revenue for Zalicus, the product candidates Synavive, the Zalicus selective Ion channel modulation platform, its combination drug discovery technology cHTS, its collaborations with Fovea and

245 First Street, Cambridge, MA 02142 Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

USAMRIID, its B-cell malignancy program and its potential, and Zalicus’s financial condition, results of operations, cash position and business plans. These forward-looking statements about future expectations, plans, objectives and prospects of Zalicus may be identified by words like "believe," "expect," "may," "will," "should," "seek," or “could” and similar expressions and involve significant risks, uncertainties and assumptions, including risks related to the sale and marketing of Exalgo by Covidien, risks related to the development and regulatory approval of Zalicus’s product candidates, the unproven nature of the Zalicus drug discovery technologies, the ability of Covidien to perform its obligations under its agreement with Zalicus relating to Exalgo, the ability of the Company or its collaboration partners to initiate and successfully complete clinical trials of its product candidates, the Company's ability to obtain additional financing or funding for its research and development and those other risks that can be found in the "Risk Factors" section of Zalicus’s annual report on Form 10-K on file with the Securities and Exchange Commission and the other reports that Zalicus periodically files with the Securities and Exchange Commission. Actual results may differ materially from those Zalicus contemplated by these forward-looking statements. These forward-looking statements reflect management’s current views and Zalicus does not undertake to update any of these forward-looking statements to reflect a change in its views or events or circumstances that occur after the date of this release except as required by law.

(c) 2010 Zalicus Inc. All rights reserved.

-End-

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

	Zalicus Inc.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
	(Unaudited)

	Three months ended September 30,		Nine months ended September 30,

	2010	2009	2010	2009

Revenue:
Collaborations and other	$1,013	$2,602	$44,795	$7,936
Government contracts and grants	153	140	629	757

Total revenue	1,166	2,742	45,424	8,693

Operating expenses:
Research and development	5,062	4,881	17,060	18,124
General and administrative	2,828	3,554	9,259	12,025
Amortization of intangible	4,683	—	14,052	—
Restructuring	—	2,597	—	2,613

Total operating expenses	12,573	11,032	40,371	32,762

(Loss) income from operations	(11,407)	(8,290)	5,053	(24,069)
Interest income	55	54	92	242
Interest expense	—	(1)	—	(28)
Loss on revaluation of contingent consideration	—	—	(29,286)	—
Other expense	(18)	(25)	(145)	(32)

Net loss before provision for income taxes	(11,370)	(8,262)	(24,286)	(23,887)
Income tax benefit	—	—	1,210	—

Net loss from continuing operations	(11,370)	(8,262)	(23,076)	(23,887)

Discontinued operations:
Loss from discontinued operations	—	—	—	(1,536)
Gain on disposal of discontinued subsidiary	—	—	—	15,640

Gain on discontinued operations	—	—	—	14,104

Net loss	$(11,370)	$(8,262)	$(23,076)	$(9,783)

Net loss per share—basic and diluted:
From continuing operations	$(0.13)	$(0.24)	$(0.29)	$(0.68)
From discontinued operations	—	—	—	0.40

Net loss per share—basic and diluted	$(0.13)	$(0.24)	$(0.29)	$(0.28)

Weighted average number of common shares used in net
loss per share calculation—basic and diluted	89,014,241	35,038,881	80,517,864	35,026,216

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com

Zalicus Inc.
Condensed Consolidated Balance Sheets
(in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2010	2009

Assets
Current assets:
Cash and cash equivalents	$1,905	$8,779
Restricted cash	750	750
Short-term investments	44,101	14,551
Accounts receivable	1,170	2,927
Prepaid expenses and other current assets	972	5,415

Total current assets	48,898	32,422
Property and equipment, net	6,976	8,380
Intangible asset, net	31,371	45,423
Restricted cash and other assets	1,818	1,927

Total assets	$89,063	$88,152

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$993	$4,269
Accrued expenses	3,442	5,495
Accrued restructuring	—	1,274
Deferred revenue	2,095	2,750
Current portion of lease incentive obligation	284	284

Total current liabilities	6,814	14,072

Deferred revenue, net of current portion	3,417	2,667
Deferred rent, net of current portion	751	775
Lease incentive obligation, net of current portion	1,513	1,726
Other long-term liabilities	2,169	3,235
Contingent consideration	—	12,764

Stockholders’ equity:
Preferred stock, $0.001 par value; 5,000 shares authorized; no shares issued and
outstanding	—	—
Common stock, $0.001 par value; 200,000 shares authorized; 89,032 and 117,828 shares
issued and outstanding at September 30, 2010 and December 31, 2009, respectively	89	118
Additional paid-in capital	316,989	272,405
Accumulated other comprehensive income (loss)	5	(2)
Accumulated deficit	(242,684)	(219,608)

Stockholders’ equity	74,399	52,913

Total liabilities and stockholders’ equity	$89,063	$88,152

245 First Street, Cambridge, MA 02142

Ph: 617 301 7000 Fax: 617 301 7010 www.zalicus.com